Exhibit 99.1

PRESS RELEASE

Contact:
Wayne Mackie	Jim Buckley
Executive Vice President, CFO CRA International	Executive Vice President Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2006 FINANCIAL RESULTS

Q4 Revenue Grows 17 Percent to $86.3 Million and Q4 Operating Income Percentage
Improves to Nearly 15 Percent of Revenue

BOSTON, January 11, 2007 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its fourth quarter and fiscal year ended November 25, 2006.

Revenue for the fourth quarter of fiscal 2006 increased 17.0 percent to $86.3 million from $73.8 million for the fourth quarter of fiscal 2005.  Net income for the fourth quarter of fiscal 2006 was $6.3 million, or $0.51 per diluted share, as compared to $6.6 million, or $0.55 per diluted share, for the fourth quarter of 2005.  Net income for the fourth quarter of 2006 included the effects of two expense items totaling approximately $1.4 million, or $0.11 per diluted share, which are not expected to recur in future periods.  The two items consisted of approximately $1.0 million, or $0.08 per share, relating to the loss of corporate tax deductions related to “executive officer” compensation and approximately $400,000, or $0.03 per share, related to the required adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47).  In addition, in fiscal 2006, CRA began to expense stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R (“123R”).  The Company’s fourth-quarter fiscal 2006 net income and diluted earnings per share amounts reflected approximately $738,000 and $0.06 per share, respectively, of stock-based compensation.

The Company reported a fourth-quarter operating income percentage of 14.9 percent, which is equal to the comparable period in fiscal 2005 when 123R was not a factor.

Weighted average diluted shares outstanding used to calculate earnings per share in the fourth quarter of fiscal 2006 were 12.5 million, versus 12.1 million in the fourth quarter of fiscal 2005.

Fiscal 2006 Results

Revenue for fiscal 2006 increased 18.4 percent to $349.9 million from $295.5 million in fiscal 2005.  Net income for fiscal 2006 was $27.4 million, an increase of 11.6 percent from $24.6 million for the prior fiscal year.  Earnings per diluted share grew to $2.24 for fiscal 2006, from $2.13 per diluted share in fiscal 2005.  Net income for the full year of 2006 included the effects of the two expense items mentioned previously totaling approximately $1.4 million, which are not expected to recur in future years.  Also, included in net income and earnings per share for 2006 was approximately $3.3 million and 27 cents, respectively, of stock-based compensation expense.  Weighted average diluted shares outstanding used to calculate earnings per share in fiscal 2006 were 12.3 million, versus 11.6 million a year earlier.

Comments on the Fourth Quarter

“Several core litigation and business consulting practices were significant contributors to our year-over-year revenue increase in the fourth quarter,” said James C. Burrows, CRA’s president and chief executive officer.  “In particular, our Chemicals and Petroleum, Competition, and Finance practices achieved strong growth in the quarter.  We also experienced substantial growth in our Transfer Pricing practice as a result of our May 2006 acquisition of the Ballentine Barbera Group (“BBG”).  Through BBG, we have established a considerable presence in the Transfer Pricing market and created a broad platform for expansion.”

“Our international business posted another exceptional quarter with approximately 20 percent growth over the fourth quarter of fiscal 2005,” Burrows said.  “The strength of our international business continues to be fueled by increasing activity in the Middle East and the expansion of our London-based practices.  During the fourth quarter, we took additional steps toward consolidating our London office, a process that we expect to complete during the summer of 2007.  Our international business represents 27 percent of total revenue for the quarter and 24 percent for the full year, reflecting strong visibility and brand awareness for CRA overseas.”

“From an operational perspective, CRA recorded its strongest quarter of the year with operating margins of 14.9 percent due to lower SG&A expenses and steady utilization,” said Burrows.  “For the fourth quarter and full-year fiscal 2006, we achieved utilization of 78 percent, which is consistent with our guidance and an improvement from the 76 percent reported for the third quarter.”

Wayne Mackie, CRA’s chief financial officer, said, “Our bottom-line performance in the fourth quarter was negatively impacted by two items that we do not expect to recur in future periods.  First, we were required to adopt FIN 47 in the fourth quarter.  The impact of the FIN 47 adoption was approximately $400,000, or $0.03 per diluted share, and is reflected as a one line, cumulative effect of accounting change, net item at the bottom of our statement of income.

Second, due to the expansion of the executive management team announced in late October and the payment of prior years’ bonuses during fiscal 2006, we exceeded the $1 million cap for the deduction of “executive officer” compensation imposed by Internal Revenue Code Section 162(m).  This resulted in a higher-than-expected effective tax rate of 49.4 percent for the fourth quarter of fiscal 2006 and 42.9 percent for the full year.  This item represented 7.7 percentage points and 2.1 percentage points on the quarter and full year tax rates, respectively.  We anticipate returning to a normalized tax rate of 42 to 43 percent in fiscal 2007 as a result of the Company’s election to defer the future payment of any compensation to executive officers that is subject to the 162(m) compensation limitation.  In addition, we anticipate submitting to and receiving the approval of our shareholders for a new performance-based plan for executive officers that will not be subject to the 162(m) limitation in fiscal 2007 and beyond.”

Comments on Fiscal 2006

“Fiscal 2006 marked a year of significant top- and bottom-line growth for CRA,” Burrows said.  “We continued to add top-notch consultants and recognized industry experts to our roster to take advantage of the steady demand for our services.  CRA’s performance during the year reflects the success of our blended growth strategy of combining organic growth with acquisitions aimed at strengthening our service offerings and expanding our geographical reach.”

Financial Guidance

“We believe the fundamental trends in the markets we serve are favorable for our business model,” Burrows said.  “We see continued strong demand for the specialized services that CRA provides.  Based on this demand forecast, we expect a revenue growth percentage in the mid to high teens in fiscal 2007.  We anticipate a net income growth percentage in the low to mid twenties range.  We expect an EPS growth rate of 18 to 23 percent over fiscal 2006.  This net income and EPS guidance includes the impact of 123R.”

The Company’s fiscal 2007 EPS growth estimate assumes an average diluted share count of 12.5 million shares for the year and a stock price of $51.35, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause EPS to vary based on share dilution from CRA’s stock options and convertible bonds.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its fourth-quarter and full-year fiscal 2006 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s fourth-quarter and full-year fiscal 2006 conference call also can be heard live by dialing (913) 981-4900 or (800) 810-0924 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate including the impact of Internal Revenue Code Section 162(m), share dilution from the Company’s convertible debt offering, the impact of Financial Accounting Standards Board (FASB) Statement No. 123R and total stock-based compensation, the impact of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005
Revenues	$86,326	$73,800	$349,894	$295,474
Costs of services	54,769	42,799	221,342	174,724
Gross profit	31,557	31,001	128,552	120,750
Selling, general and administrative	18,675	19,979	80,601	76,562
Income from operations	12,882	11,022	47,951	44,188
Interest and other income (expense), net	495	418	1,462	(999)
Income before provision for income taxes, minority interest, equity method investment gain (loss), and cumulative effect of accounting change	13,377	11,440	49,413	43,189
Provision for income taxes	(6,607)	(4,778)	(21,182)	(18,530)
Income before minority interest, equity method investment gain (loss), and cumulative effect of accounting change	6,770	6,662	28,231	24,659
Minority interest	—	(56)	141	(59)
Equity method investment gain (loss), net of tax	(33)	—	(529)	—
Cumulative effect of accounting change, net of tax	(398)	—	(398)	—
Net income	$6,339	$6,606	$27,445	$24,600
Net income per share:
Basic	$0.55	$0.59	$2.40	$2.34
Diluted	$0.51	$0.55	$2.24	$2.13
Weighted average number of shares outstanding:
Basic	11,514	11,242	11,418	10,526
Diluted	12,485	12,050	12,272	11,564

CRA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

 (In thousands)

	November 25,	November 26,
	2006	2005
Assets
Cash and cash equivalents	$131,570	$115,203
Accounts receivable and unbilled, net	110,480	92,842
Other current assets	17,699	18,940
Total current assets	259,749	226,985
Property and equipment, net	25,055	25,892
Goodwill and intangible assets, net	149,539	122,518
Other assets	11,553	12,150
Total assets	$445,896	$387,545
Liabilities and stockholders’ equity
Current liabilities	$99,726	$78,603
Long-term liabilities	97,394	104,322
Total liabilities	197,120	182,925
Total shareholders’ equity	248,776	204,620
Total liabilities and shareholders’ equity	$445,896	$387,545